Exhibit 99.1

ASTROTECH REPORTS THIRD QUARTER OF FISCAL YEAR 2017 FINANCIAL RESULTS
Austin, Texas - May 9, 2017 - Astrotech Corporation (NASDAQ: ASTC) reported its financial results for the third quarter of fiscal year 2017 ended March 31, 2017.

“In the third quarter, we took important steps at 1st Detect to accelerate our strategy to provide a mass spectrometer-based Explosive Trace Detection solution to the Department of Homeland Security. Our instrument provides far superior detection capabilities compared to existing passenger and baggage screening technologies at airports worldwide,” said Thomas B. Pickens III, Chairman and CEO of Astrotech Corporation. “We are also pleased with the progress being made at Astral Images in gaining market acceptance for its Astral HDR ICE product.”

•
Explosive Trace Detection (ETD) Program: 1st Detect has teamed with the world’s leading supplier of ETD systems and has completed TSA’s critical design review and the partnership is operating as anticipated.

•
Patents Granted: 1st Detect was awarded two new U.S. patents: ‘Ionization Within Ion Trap Using Photoionization and Electron Ionization’ on February 14, and ‘Introducing An Analyte Into A Chemical Analyzer’ on March 21.

•	Website: The 1st Detect website has been redesigned to showcase its technology, applications and products. Please view at www.1stDetect.com.

Third Quarter Fiscal Year 2017 Financial Highlights
Revenue, costs of goods sold, SG&A, and R&D are expected to continue to fluctuate based on the timing of projects.

•	Revenue was $411 thousand, reflecting 1st Detect’s income from research-based, fixed-price, government-related subcontracts.

•	Gross profit was $250 thousand, or 61%, for the third quarter of fiscal 2017, compared to a gross loss of $158 thousand, or 81%, for the third quarter of fiscal 2016.

•	The Company continues to expect the July 2016 corporate realignment to save approximately $3.5 million for the 2017 fiscal year.

•	Cash and investments at March 31, 2017 were $17.4 million, and there was no debt.

About Astrotech
Astrotech Corporation (NASDAQ: ASTC) is an innovative science and technology company that invents, acquires, and commercializes technological innovations sourced from research institutions, laboratories, universities, and internally, and then funds, manages, and builds proprietary, scalable start-up companies for profitable divestiture to market leaders to maximize shareholder value. Sourced from Oak Ridge Laboratory’s chemical analyzer research, 1st Detect develops, manufactures, and sells chemical analyzers for use in the security, defense, healthcare, food and beverage, and environmental markets. Sourced from decades of image research from the laboratories of IBM and Kodak, Astral Images sells film-to-digital image enhancement, defect removal and color correction software, and post processing services providing economically feasible conversion of television and feature 35mm and 16mm films to the new 4K ultra-high definition (UHD), high-dynamic range (HDR) format necessary for the new generation of digital distribution. Sourced from NASA’s extensive microgravity research, Astrogenetix is applying a fast-track, on-orbit discovery platform using the International Space Station to develop vaccines and other therapeutics. Demonstrating its entrepreneurial strategy, Astrotech management sold its state-of-the-art satellite servicing operations to Lockheed Martin in August 2014. Astrotech has operations throughout Texas and is headquartered in Austin. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

IR Contact Cathy Mattison and Kirsten Chapman, LHA Investor Relations, (415) 433-3777, ir@astrotechcorp.com

Tables follow

ASTROTECH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Revenue	$411	$196	$1,937	$1,123
Cost of revenue	161	354	1,211	986
Gross profit (loss)	250	(158)	726	137
Operating expenses:
Selling, general and administrative	1,633	1,875	5,817	5,832
Research and development	1,561	1,903	4,107	4,493
Total operating expenses	3,194	3,778	9,924	10,325
Loss from operations	(2,944)	(3,936)	(9,198)	(10,188)
Interest and other expense, net	99	86	232	279
Loss before income taxes	(2,845)	(3,850)	(8,966)	(9,909)
Income tax (expense) benefit	(2)	11	(2)	9
Net loss	(2,847)	(3,839)	(8,968)	(9,900)
Less: Net loss attributable to noncontrolling interest	(47)	(97)	(150)	(268)
Net loss attributable to Astrotech Corporation	$(2,800)	$(3,742)	$(8,818)	$(9,632)

Weighted average common shares outstanding:
Basic and diluted	20,164	20,636	20,474	20,681

Basic and diluted net loss per common share:
Net loss attributable to Astrotech Corporation	$(0.14)	$(0.18)	$(0.43)	$(0.47)

Other comprehensive loss, net of tax:
Available-for-sale securities:
Net unrealized gain (loss)	$18	$29	$(21)	$(161)
Reclassification adjustment for realized losses	—	—	60	14
Total comprehensive loss	$(2,782)	$(3,713)	$(8,779)	$(9,779)

ASTROTECH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	March 31, 2017	June 30, 2016
Assets
Current assets
Cash and cash equivalents	$4,453	$4,399
Short-term investments	10,798	17,102
Accounts receivable, net of allowance	183	156
Costs and estimated revenues in excess of billings	—	451
Inventory, net	209	496
Prepaid expenses and other current assets	467	319
Total current assets	16,110	22,923
Property and equipment, net	3,354	3,392
Long-term investments	2,186	4,208
Total assets	$21,650	$30,523

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$273	$237
Accrued liabilities and other	1,643	1,563
Total current liabilities	1,918	1,800
Other liabilities	282	96
Total liabilities	2,200	1,896

Commitments and contingencies

Stockholders’ equity
Preferred stock, no par value, convertible, 2,500,000 shares authorized; no shares issued and outstanding, at March 31, 2017 and June 30, 2016	—	—
Common stock, no par value, 75,000,000 shares authorized; 22,555,247 and 21,811,153 shares issued at March 31, 2017 and June 30, 2016, respectively; 20,577,356 and 20,627,511 shares outstanding at March 31, 2017 and June 30, 2016, respectively	190,279	189,294
Treasury stock, 1,977,891 and 1,183,642 shares at cost at March 31, 2017 and June 30, 2016, respectively	(4,111)	(2,828)
Additional paid-in capital	1,469	1,419
Accumulated deficit	(167,935)	(159,117)
Accumulated other comprehensive loss	(62)	(101)
Equity attributable to stockholders of Astrotech Corporation	19,640	28,667
Noncontrolling interest	(190)	(40)
Total stockholders’ equity	19,450	28,627
Total liabilities and stockholders’ equity	$21,650	$30,523